Exhibit 10.1

Autodesk® Value Added Reseller (“VAR”) Agreement

“VAR”
Company name:	Imaginit Technologies
Address:	6155 Rockside Rd Ste 201
City:	Independence
State/Province, Postal Code:	44131-2217
Country:	United States
VAT/GST Number:
Phone number:
Fax number:
Email address:
Autodesk Account #:
“AUTODESK”
Company name:	Autodesk, Inc.
Address:	111 McInnis Parkway
City:	San Rafael
State/Province:
Postal Code:	94903
Country:	United States
Company Registration Number:
VAT Number:

Partner Designation Chart

Partner Tier:	Gold
Contract Type:	Direct
Primary Product Focus:	AEC
Payment Terms:	Thirty (30) days

Primary Location Program Designation(s):

AUTODESK	VAR
/s/ Dave Rhodes	/s/ Robert F. Heeg

Signature	Signature
Dave Rhodes	Robert F. Heeg

Printed Name	Printed Name
VP Sales	Executive Vice President

Title	Title
1/31/2013	1/28/2013

Date	Date

1	DEFINITIONS

1.1 In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

“Access Products” means the commercial versions, Education Versions, Student Versions and Evaluation Versions of the machine readable (object code) computer programs developed or marketed by Autodesk including the Autodesk Software (and the accompanying Documentation (if any)) and their respective Media Kits, Subscriptions, Updates and Upgrades (if any), Web Based Services offerings, Services and Hardware (if any) made available by Autodesk to VAR in accordance with VAR’s Tier and Specializations. Access Products do not include Open Distribution Products.
“Autodesk Fiscal Quarter” means the three month periods February-April, May-July, August-October and November-January.
“Autodesk Fiscal Year” means the twelve month period which commences on February 1 in any given calendar year and ends on January 31 in the following calendar year.
“Autodesk Software” means one or more computer programs (in executable code form only) licensed by Autodesk individually or as part of a bundled package, suite, series or otherwise made available via an Autodesk Web-Based Services offering pursuant to an End User Agreement, excluding all third party computer programs delivered or made available as part of that bundled package, suite, series or Autodesk Web-Based Services offering.
“Autodesk Trademarks” means the trademarks, trade names, service marks, service names and logos (whether registered or not) that Autodesk may adopt from time to time.
“Benefits” means the various incentives and benefits available to VAR corresponding to its Tier and/or Specialization and also discretionary benefits such as marketing funds, as documented in the applicable Program Guide and other program documentation.
“Channel Partner Policies and Procedures” means the policies and procedures to be followed by VAR, (including but not limited to, ordering guidelines, Autodesk’s returns policy and procedures (“RMA”), marketing and branding guidelines and trademark use guidelines), and any modifications thereto, posted by Autodesk to the Partner Portal or otherwise notified to VAR.
“Confidential Information” means (i) in the case of Autodesk, all non-public information and materials relating to Autodesk and/or its business disclosed by Autodesk to VAR, whether identified by Autodesk or not as confidential including, but not limited to, product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, research (including survey results and customer satisfaction data), development, the contents of this Agreement and any information generated under it, and any other know-how and any of Autodesk’s End-User Records and End User Data which may be made available to VAR by Autodesk, as well as information which from the circumstances VAR might reasonably expect to be confidential and (ii) in the case of VAR, all non-public VAR information and materials requested by Autodesk, including but not limited to, financial information produced in accordance with Section 3.5 of this Agreement, and provided to Autodesk by VAR in writing (excluding any Autodesk confidential information described in (i) above), that are clearly labeled as VAR Confidential Information, as applicable.
“Direct” means that VAR has the option of purchasing certain Access Products (as identified by Autodesk) directly from Autodesk subject to the “Direct VAR Terms and Conditions” and “Security Agreement” attached hereto as Exhibit 1 and Exhibit 1A respectively.
“Direct Customer” means any End User to whom Autodesk sells Product(s) directly or through a master reseller or designated third party, or whom Autodesk designates as a Direct Customer. The End Users whom Autodesk designates as Direct Customers will be identified to VAR (either as individuals or a class) through the publication of a list of Direct Customers, and/or by email notification and/or through program details published in the Program Guide or on the Partner Portal. Any list of Direct Customers may be posted to the Partner Portal and may be updated from time to time, including by posting an updated list to the Partner Portal.
“Documentation” means any written or electronic copies of Product manuals, specifications, instructions or other aids which Autodesk makes available to End Users.
“Education End User” means an Educational Institution, which has acquired a license or a Student or Faculty member at an Educational Institution who has acquired a license for an Education Version for educational use only and not for commercial use, transfer or resale.
“Educational Institution” means an institution dedicated to education including a public or private elementary or secondary school or a two year or four year college or university or career school that is accredited by a state or other appropriate governmental agency or organization.
“Education Version” means those versions of the machine readable (object code) computer programs developed or marketed by Autodesk including the Autodesk Software developed and designed for use by Education End Users at an Educational Institution, but specifically excludes Student Versions.
“Electronic Software Download” or “ESD” means electronic software download over a network.
“Electronic Products” means Products that Autodesk elects to deliver directly to End Users via ESD in accordance with such procedures as Autodesk may establish.
“End User” means a third party desiring to lawfully purchase, or who has lawfully purchased, one or more legitimate Products for its own use, and not for transfer or resale.
“End User Agreement” means the then current agreements between the End User and Autodesk governing, among other things, the use of Autodesk Products, including the Autodesk License and Services Agreement, the Autodesk Terms of Use, the Autodesk Terms of Service and the Subscription Program Terms, collectively or individually as applicable.
“End User Data” means End User Records together with any information maintained by Autodesk or any third party on Autodesk’s behalf relating to a specific End User including Product registration information and data (which may be modified by Autodesk in its sole discretion), customer satisfaction data, analytics and purchasing history.
“End User Records” means the records maintained by VAR that show, at a minimum, the name and contact information (address, telephone number and e-mail) for each End User to whom VAR has sold the Product(s), and the list of Products sold to that End User along with the Products’ serial numbers.
“Evaluation Version” means a not for resale version of a Product as further defined in the applicable End User Agreement accompanying each Product. An Evaluation Version may also be referred to as the “Partner Evaluation and Demonstration Software”.
“Faculty” means personnel of a primary or secondary Educational Institution or any degree granting or certificate granting Educational Institution or any learning, teaching or training facilities and who upon request by Autodesk is able to provide proof of such status.
“Hardware” means any computer equipment purchased from Autodesk for use in connection with the Autodesk Software.
“License and Services Agreement” or “LSA” means the then current Autodesk software license agreement setting forth the terms and conditions under which an End User may use the applicable Product, as such LSA may be updated from time to time by Autodesk in its sole discretion.
“Marketing Materials” means the marketing information and other advertising materials that Autodesk may make available to VAR from time to time during the Term of this Agreement.
“Media Kits” means the unserialized media available to End Users who have ordered Electronic Products, where available.
“Open Distribution Products” means the commercial and Evaluation Versions of the machine readable (object code) computer programs developed or marketed by Autodesk including the Autodesk Software (and the accompanying Documentation) and their respective Subscriptions, Updates and Upgrades (if any), made available by Autodesk directly and indirectly for resale generally without reference to VAR Tier or Specialization, and designated as such by Autodesk in the Program Guide or Partner Portal.
“Partner Code of Conduct” means the rules of conduct and ethics which Autodesk requires all of its partners to observe, and any modifications thereto made by Autodesk in its sole discretion from time to time, that Autodesk posts to the Partner Portal.
“Partner Designation Chart” means the document executed by VAR that contains information relating to the VAR including, VAR’s Territory, Tier, Specialization/s, Direct status (if applicable), payment terms, and locations, and any modifications thereto, which may be attached to this Agreement or provided separately.
“Partner Portal” means the current Autodesk partner web site or any successor site designated by Autodesk.
“Physical Product” means Products copied on some form of tangible medium such as a DVD or USB key. A Media Kit is a “Physical Product”.
“Product(s)” means Access Product(s), Services and Open Distribution Product(s), (whether Physical Products or ESD).
“Program Guide” means the then current Autodesk Partner Advantage Program Guide for Value Added Resellers or any similar document listing the Requirements and Benefits applicable to VAR, and any modifications thereto made by Autodesk, which Autodesk makes available to VAR by Autodesk electronically by posting it to the Partner Portal or otherwise.
“Requirements” means the requirements, rules and obligations that Autodesk may set (and modify from time to time in its sole discretion) for an entity to qualify as an Autodesk VAR; to qualify for a particular Specialization, Tier or designation; and to participate in the applicable Benefits programs. The Requirements will be contained in the Program Guide, the Channel Partner Policies and Procedures and the Partner Code of Conduct, including reporting requirements, the number of mandatory personnel, technical and minimum purchase requirements.
“Services” means any separately contracted professional services performed in whole or in part by Autodesk, or on Autodesk’s behalf by a third-party, including Autodesk’s training, implementation, advanced product support, pay per incident support, assurance, configuration and consulting activities. “Services” do not include Web Based Services.
“Software as a Service” or “SaaS” means a software delivery model in which access to software and its functions and associated data is provided remotely as a web based service, regardless of hosting methodology.
“Specialization(s)” means areas of proficiency achieved by satisfying specific Requirements, as determined by Autodesk in its sole discretion. The term “Specialization” may be used generically in this Agreement to refer to a product focus area, customer segment specialization, pilot specialization, authorization, value added service specialization, advanced specialization, or an industry or a solution specialization, collectively or individually. Details of the Specializations are contained in the Program Guide; however, the Specializations applicable to VAR shall be as set forth in the Partner Designation Chart.
“Student(s)” means an individual person who is (i) at the time of the installation of the Student Version, enrolled (a) at a recognized degree granting or certificate granting Educational Institution for three (3) or more credit hours in a degree granting or certificate granting education program or (b) in a nine (9) month or longer certificate program and (ii) upon request by Autodesk, able to provide proof of such enrollment.
“Student Version” means those versions of the machine readable (object code) computer programs developed or marketed by Autodesk including the Autodesk Software developed and designed for use by Students and Faculty for educational use only and not for commercial use, transfer or resale.
“Subscription” means the support services and other benefits delivered to End Users pursuant to the Subscription Program Terms.
“Subscription Program Terms” or “Subscription Terms and Conditions” means the then-current standard program terms which Autodesk may make available from time to time via the Internet at www.autodesk.com/terms or any successor site, which govern the delivery of Subscription benefits.
“Terms of Use” or “TOU” or “Terms of Service” or “TOS” means the then-current terms and conditions located at www.autodesk.com/termsofservice or at any successor site as designated by Autodesk from time to time that govern the use of an Autodesk Web-Based Service, as listed in the applicable price list or quotation. For Web Based Services provided by Autodesk not specifically identified at the site, the Autodesk 360 Terms of Service apply.
“Territory” means each separate and distinct geographic area or jurisdiction specified on the Partner Designation Chart.
“Tier” means the VAR’s status from both a Requirements and a Benefits perspective as specified on the Partner Designation Chart applicable to this Agreement. Tiers are subject to change by Autodesk in its sole discretion and may include the Bronze, Silver, Gold and Platinum designations and such other tier designations as Autodesk may make available during the Term of this Agreement.
“Update(s)” means improved versions of Products, or portions thereof made available by Autodesk from time to time in its sole discretion, which incorporate corrections or minor enhancements for which Autodesk does not normally charge a fee.
“Upgrade(s)” means releases of Products made commercially available by Autodesk from time to time in its sole discretion and designated as such by Autodesk and for which Autodesk normally charges a fee.
“Web Based Services” means Autodesk 360 services, SaaS offerings, storage, hosted products, collaboration and other web services (whether accessed through a computer, mobile device or other mechanism) and which Autodesk offers under a Terms of Service or Terms of Use agreement or under the Subscription Program Terms on a term basis.

1.2 All software products however defined in this Agreement, are licensed, not sold, to the End User. All references in this Agreement to the “sale” or “selling” of Products means the sale of a license to use the Products only as licensed. All references in this Agreement to the “purchase” of Products shall mean the purchase of a license to use the Products. Under no circumstances shall these terms constitute, or be construed to constitute, the sale or transfer of intellectual property.

1.3 The headings to the Sections, clauses, sub-clauses and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall be interpreted equitably without regard to which party drafted the Agreement or any provision thereof. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation”.

2	VAR APPOINTMENT

2.1 Subject to VAR’s compliance with the terms and conditions of this Agreement and the applicable Requirements, Autodesk grants VAR the non-exclusive, nontransferable, revocable right to provide the Access Product(s) specified by Autodesk which correspond with VAR’s Specialization(s) and Tier, specified in the Partner Designation Chart (or as otherwise expressly permitted in writing by Autodesk) solely to End Users: within the applicable Territory (unless a territorial exception is expressly permitted by Autodesk in writing). VAR shall be entitled to participate in the Benefits programs set forth in the Program Guide corresponding to VAR’s Tier and Specializations in the Territory, subject to compliance with the applicable Requirements. VAR may not assign, sub-license, delegate or subcontract its rights, duties or obligations under this Agreement without the express prior written consent of Autodesk on a case-by-case basis, which consent may be granted or denied by Autodesk in its sole discretion, nor shall VAR engage in any sub-distribution, agency or broker arrangements with regard to Access Product(s) without the express written consent of Autodesk on a case-by-case basis, which consent may be granted or denied by Autodesk in its sole discretion and Autodesk may require VAR to agree to additional terms and conditions in connection with such sub-distribution, agency or broker arrangement. Notwithstanding the foregoing limitations, VAR may permit the financing of any Product, other than a Web Based Service, by an End User through a financial institution approved by Autodesk and subject to Autodesk’s reasonable requirements, provided such financial institution secures no rights to such Product or any incorporated intellectual property as a licensee thereof.

2.2 VAR acknowledges and agrees that Autodesk may at any time, in its sole discretion, and without any liability to VAR: (i) provide, license, market, distribute, sell and support any Product(s) in any location worldwide, including the VAR’s Territory, directly to End Users or through any other reseller or channel, including, original equipment manufacturers, channel partners, distributors, on-line sales or retail outlets, systems integrators and independent software vendors and web hosting software services and (ii) modify, augment, or otherwise change the methods in which Autodesk licenses, markets, distributes, or supports any Product(s).

2.2.1 Sales to Direct Customers are reserved for Autodesk or its designated master reseller(s). However, on a case by case basis, Autodesk may further appoint VAR as a non-exclusive sales representative in relation to Access Product corresponding with VAR’s Specialization(s) in accordance with the Requirements in the Program Guide, or as otherwise specified by Autodesk, for the limited purposes expressly set forth in this Agreement. Such appointment shall be in writing and for specific sales opportunities only and VAR shall not be appointed, nor represent itself to be appointed, as a permanent sales agent of Autodesk. VAR’s compensation in such cases will be determined in accordance with the provisions in the Program Guide. Consistent with the terms of this Agreement, VAR shall act as Autodesk’s non-exclusive sales representative to assist with sales activities to Direct Customers at Autodesk’s sole discretion, but VAR shall refrain from making any commitments on behalf of Autodesk, or representing itself as Autodesk or an Autodesk employee, or having the authority to bind Autodesk.

2.3 VAR expressly agrees and acknowledges that Autodesk may unilaterally amend, supplement, change or discontinue any: definition contained in this Agreement, Product(s), Services, the whole or any part of the Program Guide (including Requirements or Specializations), Partner Code of Conduct, Partner Designation Chart, channel resource guides, or Channel Partner Policy and Procedure(s) and Direct VAR Terms and Conditions at any time following thirty (30) days’ notice (or such other notice period expressly provided for in this Agreement) to VAR of such action.

2.4 Autodesk shall not be under any obligation to accept Direct orders from a VAR that has not qualified for and executed Autodesk’s Direct VAR Terms and Conditions as well as meeting the terms of any applicable Security Agreement and executing the applicable documentation.

3	VAR OBLIGATIONS

3.1 VAR agrees to comply with all the obligations contained in this Agreement, including the applicable Requirements, Direct VAR Terms and Conditions (if applicable), Exhibit 1A and other obligations contained in the Program Guide and Channel Partner Policies and Procedures, Partner Code of Conduct, Partner Designation Chart and all other documents incorporated by reference into this Agreement, including all modifications made thereto in accordance with the terms of this Agreement.

3.2 VAR shall market, sell and support the Products (as per the applicable Requirements established by Autodesk and commensurate with VAR’s Specialization(s) and Tier) in accordance with the terms and conditions of this Agreement.

3.3 Except for any limited exceptions, which may be set out in the Program Guide, VAR shall not actively sell, promote, advertise, market or solicit orders for Access Products, or open branches or maintain distribution depots for supply or support of Access Products outside the Territory, absent the express prior written consent of Autodesk on a case by case basis.

3.4 VAR shall deliver Products without modification and with all packaging, Documentation, disclaimers, proprietary rights and other notices, marks, serial numbers, and End User Agreements intact unless otherwise requested by Autodesk in writing on a case-by-case basis. To the maximum extent permitted by applicable law. VAR shall not reproduce, modify, translate, adapt, reverse engineer or decompile any Products in whole or in part without the express prior written consent of Autodesk. VAR shall dispose of Product packaging in accordance with the laws of the Territory. VAR shall notify End Users that the Products are subject to an End User Agreement in advance of purchase, as applicable, and upon request by End User, VAR shall make available to End Users the applicable End User Agreement. In addition, VAR shall ensure that End Users are aware that Products may be subject to territorial restrictions. VAR shall not supplement, amend or modify any terms and conditions, warranties, obligations or other requirements or limitation included with or related to the Products, or otherwise pursue, waive, raise conflicts with or compromise any of Autodesk’s rights relating to End Users or other parties without the prior written consent of Autodesk. VAR agrees to be bound by the terms of the applicable End User Agreement if the Product is supplied by Autodesk to VAR for use by VAR as an End User. VAR shall not reproduce, lend, rent or otherwise transfer such Products supplied to VAR. VAR shall not license or transfer or otherwise distribute or provide in any manner Products in contravention of Autodesk’s program policies, terms or conditions, including the policies, terms and conditions around entitlements generally, Upgrades, Education Versions, government SKUs, multi-seat licenses, Web Based Services and Subscription. Specifically, VAR shall verify that an End User qualifies to receive different Product types as per Autodesk policies and applicable laws, including US trade laws and regulations. When one or more Products are bundled together and sold as a single package to VAR, VAR may not separate them and distribute the individual component Product(s).

3.5 VAR shall submit updated financial statements and other material financial information as reasonably requested by Autodesk within ten (10) working days following Autodesk’s request. Moreover, during the Term of this Agreement, VAR shall maintain in full force and effect, at its own expense, reasonable general liability insurance coverage. If requested, VAR agrees to provide Autodesk with a certificate evidencing its insurance coverage. Autodesk Inc., its directors, officers and employees shall be named as additional insured on VAR’s Commercial General Liability and Automobile liability policies. The foregoing insurance requirements and liability limits shall not limit or qualify the liability of VAR under this Agreement.

3.6 Subject to Autodesk’s right to impose maximum retail price limitations when permitted by applicable law, VAR shall determine the prices at which and (except as provided in this Agreement) the terms and conditions on which it supplies and supports Products, provided, however, that the VAR terms and conditions may not supplement, amend, modify or conflict with any Autodesk terms and conditions, warranties, obligations or other requirements or limitation related to the Products, without the prior written consent of Autodesk. VAR acknowledges that it is not offering or selling Products under a marketing plan or system prescribed by Autodesk and that VAR sells Products at prices set solely by VAR.

3.7 Subject to applicable privacy laws, all End User Records, End User Data and Autodesk Confidential Information, are and shall remain the sole and exclusive property of Autodesk. VAR shall have no right, title or interest in or to such End User Records or End User Data; however to avoid doubt, any End User information obtained by VAR not in connection with the End User Records, End User Data or Autodesk Confidential Information (all as described in this Agreement) shall be owned by VAR. During the Term of this Agreement, VAR may use the End User Records and End User Data solely to fulfill its sales and support obligations under this Agreement in connection with Autodesk End Users and for no other purpose. Autodesk may revoke this limited right to use End User Records and End User Data in the event of abuse of said data or breach of this Agreement. This limited right to use End User Records and End User Data shall not survive the termination or expiration of this Agreement. End User Records, End User Data and Autodesk Confidential Information are not VAR assets capable of assignment, sale or any other form of alienation by VAR.

4	PROTECTION OF AUTODESK PROPRIETARY RIGHTS

4.1 As between the parties, all rights relating to (a) Products and any permitted configurations thereof, (b} Marketing Materials, (c) the Partner Portal, (d) customer satisfaction surveys or other Autodesk survey results, (e) End User Records, (f) End User Data made available to VAR by Autodesk, and (g) any other Autodesk website, materials or translations thereof, as well as any related intellectual property rights including patents, copyrights, trade secrets, Autodesk Confidential information, Autodesk Trademarks and domain names pertaining to Autodesk, are owned by and shall remain the valuable exclusive property of Autodesk or its licensors. All rights not expressly granted by Autodesk are reserved. Without limiting any of the foregoing, VAR shall not use any Autodesk published acronym, Autodesk Trademarks, trade secret, any Autodesk proprietary right or any domain name of Autodesk except with the express prior written consent of Autodesk on a case-by-case basis. During the Term of this Agreement VAR may (i) indicate to the public that it is an “Autodesk Value Added Reseller” with the specific Tier and/or Specialization(s) designation applicable to VAR and (ii) advertise Products under Autodesk’s Trademarks, always in accordance with any branding guidelines and trademark use guidelines published by Autodesk from time to time on Partner Portal, or at http://usa.autodesk.com/legal-notices-trademarks/, or as otherwise made available to VAR by a duly authorized representative of Autodesk. Without limiting the foregoing, the restrictions described in this Section are intended to apply to any and all uses of Autodesk’s rights described herein, including, without limitation on or through any social media.

Upon loss of or change to VAR’s Tier or Specialization(s), VAR shall immediately cease using the applicable Autodesk designations.

VARs may not market themselves as “Direct” or any equivalent thereto absent being granted that status by Autodesk.

4.2 VAR shall not use or attempt to register in any way any designation (whether using any technology now known or hereafter created), trademark, service mark, trade name, copyright, logo, Autodesk published acronym, domain name, social media user name or identifier, or any Product or service name, that in whole or in part contains, or is confusingly similar to any Product name, service name, trademark, service mark, trade name, copyright, logo, Autodesk published acronym, or domain name of Autodesk or any affiliated company of Autodesk or that is confusingly similar thereto.

4.3 VAR shall not directly or indirectly market, distribute or sell copies of Products, software or materials which unlawfully circumvent any technical protection measures applicable to the Products or that contribute or encourage breach of any Autodesk intellectual property rights and/or contract. VAR shall notify Autodesk promptly if it knows of or suspects any unauthorized use of Products or other violations of Autodesk’s proprietary rights in Products, shall provide reasonable assistance to Autodesk in the prosecution of any claims arising therefrom, and shall participate in other Autodesk license compliance programs. VAR may not circumvent any technical protection measure applicable to the Products in any manner or instruct or assist any third party to do so.

4.4 Autodesk hereby grants VAR a non-exclusive, non-transferable and non-sub-licensable right during the Term of this Agreement to reproduce and distribute the Marketing Materials in connection with the sale, distribution and support of Products, subject to, and in accordance with, the restrictions and guidelines published by Autodesk from time to time on Partner Portal or otherwise notified to VAR by Autodesk. Except as expressly provided herein, VAR is not granted any other right or license to patents, copyrights, trade secrets, service marks, trademarks or other intellectual property right with respect to the Marketing Materials. VAR shall take all reasonable measures to protect Autodesk’s proprietary rights in the Marketing Materials. VAR shall notify Autodesk promptly in writing upon its discovery of any unauthorized use of the Marketing Materials. Within thirty (30) days of any Autodesk request, and also upon expiration or termination of this Agreement, VAR shall destroy all of the foregoing property and certify to its complete destruction.

4.5 Pornographic, obscene, abusive, threatening, defamatory, libelous, or racially, sexually or religiously offensive or objectionable use or any unlawful use of Marketing Materials is strictly prohibited whether directly or in context with specific subject matter. Autodesk Trademarks shall not be incorporated into a logo, trademark or service mark by VAR. Marketing Materials shall not be used contrary to any restriction that is provided in writing by Autodesk to VAR. Marketing Materials shall not be used in (i) a manner that would lead a reasonable person to believe that the model within the Marketing Material personally uses or endorses a product or service; or (ii) in a manner that would be considered unflattering or controversial to a reasonable person. With respect to any Marketing Materials delivered or stored in an electronic form, VAR must retain the copyright symbol and markings thereon. VAR will maintain a robust firewall to safeguard against unauthorized third-party access to the Marketing Materials.

5	END USER AGREEMENTS AND PRODUCTS

5.1 In connection with Product registration and use (including Web Based Services), VAR may not: download, unlock, subscribe, activate, accept access codes, identification codes, keys or passwords, or register, or facilitate registration of any Product sold to an End User without the express written permission from such End User. Thereafter VAR may not retain or continue to use such keys, codes (including identification codes) or passwords without the express prior written consent of the End User and Autodesk. VAR may not enter into any End User Agreement on behalf of Autodesk or the End User. In addition, VAR may not register in its own name any Product sold to an End User.

5.1.1 VAR shall only distribute End User identification codes, passwords, access codes, activation codes or access keys to the Products if expressly requested to do so by Autodesk. VAR shall notify Autodesk promptly if it knows of or suspects any unauthorized use of such passwords, keys, identification, or activation codes.

5.2 VAR shall notify each of its End Users that registration with Autodesk is required to qualify for Updates, Upgrades (if any), Subscription, Services and Web Services.

5.3 Implementation of ESD shall be at the discretion of Autodesk and VAR shall not agree or consent to ESD without first obtaining the prior written approval of Autodesk.

5.4 VAR shall reimburse End User its purchase price upon return of the Products to VAR in accordance with the terms and conditions of the applicable End User Agreement, if a return right is specified therein.

5.5 Nothing in this Agreement shall require Autodesk to produce Upgrades to the Products in accordance with any particular timetable or make available Subscriptions, Updates or Upgrades, Services and Web Services to VAR or End Users.

6	LIMITED WARRANTIES

6.1 Standard Limited Warranty.

6.1.1 VAR is not granted any warranties under this Agreement. In the event VAR uses the Products including the Evaluation Versions, as an End User, it will be subject to the applicable End User Agreement and any limited warranties and/or restrictions contained therein.

6.1.2 Autodesk makes limited warranties directly to End-Users regarding the functionality of Autodesk Software and the media on which the copy of the Autodesk Software obtained by such End User is contained, solely as described in the End User Agreements. Subject to Section 6.1.3 below, Autodesk may provide certain limited warranties in writing with respect to its other Products (the “Limited Warranty”) in the applicable End User Agreements. VAR shall not make or offer to any party any warranty or representation on behalf of Autodesk or any Autodesk subsidiary or affiliate.

6.1.3 Hardware and third-party software that are delivered by Autodesk for use in conjunction with Autodesk Software shall be subject to the third-party terms and conditions and/or license agreements between End User and the third-party vendor (“Third Party Vendor Terms and Conditions”). The Hardware and third-party software is provided by Autodesk “AS IS,” without any warranty of any kind. Any representations or warranties as to such Hardware or third party software shall only be as granted by the applicable third party vendor in its Third Party Vendor Terms and Conditions, if any, that accompany such products. Any representations, warranties, or other similar obligations with respect to the Hardware and third-party software flow directly from the third party vendor to End User and Autodesk shall have no responsibility at all for any such representations or warranties or lack thereof.

6.2 NO WARRANTY. TO THE FULLEST EXTENT PERMITTED BY LAW AUTODESK MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES TO VAR, WHETHER EXPRESS OR IMPLIED, BY STATUTE, USAGE OF TRADE, COURSE OF DEALING OR OTHERWISE. WITHOUT LIMITING THE FOREGOING AUTODESK SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING THE PRODUCTS AND ANY SERVICES PROVIDED BY AUTODESK UNDER THIS AGREEMENT, INCLUDING ANY WARRANTIES OF TITLE QUALITY, MERCHANTABILITY, SUITABILITY OR PERFORMANCE, OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. AUTODESK DOES NOT WARRANT THAT THE OPERATION OF THE PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE, THAT ANY DELIVERABLES WILL BE PROVIDED UNDER SUBSCRIPTION, OR WEB BASED SERVICES OR THAT THE PRODUCTS WILL BE SATISFACTORY. NOR DOES AUTODESK MAKE ANY WARRANTY WITH REGARD TO THE USE OF NAMES, PEOPLE, TRADEMARKS, REGISTERED, UNREGISTERED OR COPYRIGHTED DESIGNS OR WORKS OF ART OR ARCHITECTURE DEPICTED IN ANY MARKETING MATERIALS.

7	THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

7.1 Autodesk will defend, at its expense, any third party claim or action brought against VAR which alleges that the Autodesk Software which VAR is entitled to distribute infringes the copyright, patent or trade secret of any third party in the Territory provided that VAR (i) promptly notifies Autodesk in writing of any claim; (ii) makes no admission or settlement without Autodesk’s prior written consent; (iii) gives Autodesk sole control of the defense and settlement thereof; and (iv) provides all reasonable assistance in connection therewith.

7.2 Subject to the limitation of liability provision of this Agreement, Autodesk will pay any settlement amount or damages awarded by a court in a final non-appealable judgment to a third party arising from such a claim of infringement defended by Autodesk in accordance with Section 7.1.

7.3 If a Product is permanently enjoined as infringing the copyright, patent or trade secret of a third party, or if Autodesk settles the claim and the result of the settlement is that a Product is permanently enjoined, or if Autodesk reasonably believes any such result is likely, then Autodesk may, at its option, (i) procure for VAR the right to continue to resell the Product; (Ii) modify the Product so that it no longer infringes; (iii) replace the Product with a functionally equivalent, non-infringing Product; or (iv) accept return of the affected Product and refund its purchase price where Product was purchased directly from Autodesk. Notwithstanding anything in this Section 7, Autodesk shall have no liability for:

(i)	any infringement claims arising out of the use of a Product in combination with other products if the infringement would not occur but for such combination;

(ii)	the modification of the Product, or any part thereof, unless such modification was made by Autodesk or at the express, specific direction of Autodesk;

(iii)	any infringement claims attributable to use of the Autodesk Software in violation of any terms of the End User Agreement;

(iv)	any trademark infringements involving any marking or branding not applied by Autodesk; or

(v)	any breach by VAR of any provision of this Agreement.

7.4 This Section 7 states VAR’s sole and exclusive remedy with respect to claims of infringement of third party proprietary rights of any kind.

8	LIMITATION OF LIABILITY

8.1 TO THE EXTENT PERMITTED BY LAW THE MAXIMUM CUMULATIVE AND AGGREGATE LIABILITY OF AUTODESK AND ITS AFFILIATES, SUBSIDIARIES AND RELATED COMPANIES, AND THEIR EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AND AGENTS FOR ALL COSTS, LOSSES OR DAMAGES FROM CLAIMS ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, 15 LIMITED TO VAR’S DIRECT DAMAGES ONLY AND SHALL NOT EXCEED THE LESSER OF (i) THE VALUE OF AGGREGATE PURCHASES OF PRODUCTS UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE CLAIM, OR (ii) ONE HUNDRED THOUSAND UNITED STATES DOLLARS ($100,000).

8.2 TO THE EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OR FOR LOSS OF PROFITS, REVENUES, CONTRACTS, CUSTOMERS, LOSS OF USE, LOSS OF DATA, LOSS OF GOODWILL, BUSINESS INTERRUPTION, COST OF REPLACEMENT GOODS OR SERVICES, OR FAILURE TO REALIZE EXPECTED COST SAVINGS EVEN IF ADVISED OF THE POSSIBILITY OF SAME OR SAME WERE REASONABLY FORESEEABLE.

8.3 THE FOREGOING LIMITATIONS OF LIABILITY SHALL APPLY NOTWITHSTANDING ANY FUNDAMENTAL BREACH, BREACH OF MATERIAL TERM OR FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

8.4 VAR AGREES THAT IT IS ENTERING INTO THIS AGREEMENT FOR BUSINESS PURPOSES ONLY. VAR AGREES THAT CONSUMER PROTECTION LAW5 WILL NOT APPLY TO THIS AGREEMENT UNLESS SUCH CONTRACTING OUT IS NOT PERMITTED.

THE PARTIES AGREE THAT THE TERMS OF THIS AGREEMENT, INCLUDING THOSE CONCERNING WARRANTIES, INDEMNITY AND LIMITATIONS OF LIABILITY, REPRESENT A FAIR ALLOCATION OF RISK BETWEEN THE PARTIES WITHOUT WHICH THEY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT. LIABILITY FOR DAMAGES WILL BE LIMITED AND EXCLUDED, EVEN IF ANY EXCLUSIVE REMEDY PROVIDED FOR IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE.

9	CONFIDENTIALITY

9.1 Autodesk shall exercise the same degree of care (but not less than reasonable care) employed by Autodesk to prevent the unauthorized use and disclosure of its own Confidential Information to prevent the unauthorized use and disclosure of VAR’s Confidential Information. VAR shall keep Confidential Information made available by Autodesk in strictest confidence and (i) prevent the unauthorized use, dissemination or publication of the Confidential Information, (ii) not to divulge Confidential Information to any third party, and (iii) not to make any use of such Confidential Information except for purposes consistent with VAR’s obligations pursuant to this Agreement; and (iv) not to reverse engineer any such Confidential Information. Any copies of Confidential Information made by VAR will include appropriate marking identifying same as constituting or containing Confidential Information of Autodesk. VAR shall limit the use of and access to Autodesk Confidential Information to the VAR’s employees or authorized representatives who have: (i) a need to know and have been notified that such information is Confidential Information to be used solely for purposes consistent with VAR’s obligations pursuant to this Agreement; and (ii) entered into binding confidentiality obligations no less protective of Autodesk than those contained in this Agreement. VAR shall not use or disclose any Confidential Information to which it has access but which Confidential Information was not intended, or which in the circumstances VAR could reasonably deduce was not intended, for VAR. VAR shall not amend, edit or otherwise alter any Confidential Information without the prior written consent of Autodesk.

9.2 The foregoing limitations on disclosure and use shall not apply to information that (i) is rightfully received from a third party without restriction or violation of confidentiality, (ii) is developed independently without use of the Confidential Information of Autodesk, or VAR, as the case may be (iii) is or becomes generally known to the public by other than a breach of duty hereunder, or (iv) has been approved in advance for release by written authorization of the party otherwise with rights to designate the information as its Confidential Information.

9.3 VAR agrees that it is not and during the Term of this Agreement shall not be involved in the development, marketing, sale or distribution of any product(s) which in Autodesk’s reasonable opinion compete with or perform the same or substantially similar functions as the Products (“Competing Products”), without giving Autodesk at least three (3) months advance written notice of its intent to engage In such conduct.

9.4 In the event VAR begins to resell or distribute one or more Competing Product(s), VAR shall immediately take the following steps to ensure that Confidential Information shall not be misused or misappropriated for the purpose of promoting, marketing or benefiting the Competing Product(s): (i) VAR shall establish and maintain at all times a separate team of sales and technical personnel dedicated exclusively to the promotion, marketing and support of the Products whose names shall be furnished to Autodesk, each of whom shall have signed a binding non-disclosure agreement which contains confidentiality obligations equivalent to those which VAR is subject to hereunder; (ii) VAR shall also strictly comply with the Confidential Information obligations set forth in this Agreement to ensure that all personnel promoting Competing Products gain no access to Confidential Information for any purpose.

10	TERM AND TERMINATION

10.1 This Agreement shall be effective from the Effective Date until the end of the then current Autodesk Fiscal Year, after which it shall renew automatically on an annual basis for two (2) successive twelve (12) month periods comporting to the Autodesk Fiscal Year (the “Term”), provided that:

10.1.1 VAR meets and continues to meet all of its obligations hereunder; and

10.1.2 Prior to the commencement of each successive twelve (12) month period VAR meets Autodesk’s Requirements, as applicable, for each successive twelve (12) month period; and

10.1.3 This Agreement is not terminated in accordance with any other provision of this Section 10.

10.2 Notwithstanding any other provision of this Agreement, and absent earlier termination, this Agreement shall expire automatically on 31 January 2016.

10.3 Autodesk may terminate this Agreement, without cause, upon ninety (90) days’ written notice to VAR. VAR may terminate this Agreement, without cause, upon thirty (30) days’ written notice to Autodesk.

10.4 Either party may terminate this Agreement according to written notice given upon the breach by one party of any of its obligations under this Agreement and its failure to remedy the breach within thirty (30) days following written notice from the other party.

10.5 Autodesk may terminate this Agreement according to written notice given upon any of the following events:

10.5.1 transfer or cessation by VAR of any part of its business relating to distribution of Products or transfer by VAR’s owners or shareholders of a controlling interest in VAR; or
10.5.2 a receiver or similar officer is appointed for the benefit of VAR’s creditors, or if VAR becomes the object of any proceedings for bankruptcy, insolvency or the like; or
10.5.3 breach by VAR of any provision of this Agreement that cannot be remedied (including but not limited to breach of confidentiality, fraud, misconduct or violation of Autodesk’s proprietary rights); or
10.5.4 if VAR contests Autodesk’s or any of its affiliates’ intellectual property rights, or attempts to register any domain name using an Autodesk product or service name, trademark, trade name, logo or any designation communicated to VAR by Autodesk.

10.6 Autodesk may terminate or suspend any Specialization held by VAR completely or by location, if VAR is not in compliance with any of the Requirements related to those Specializations, and fails to remedy said noncompliance in accordance with the compliance process outlined in the Program Guide. VAR acknowledges that termination or suspension of a Specialization may lead to a downgrade in Tier in accordance with the rules contained In the Program Guide.

10.7 Each of Sections 10.1, 10.2, 10.3 10.4, 10,5 and 10.6 provides a separate and distinct right to terminate this Agreement.

10.8 In the event Autodesk exercises partial termination rights under this Section 10, said partial termination shall not affect this Agreement’s application with respect to the remaining Specializations or affect any remaining part of any other Autodesk written agreement(s) entered into by the parties. Nothing herein shall require Autodesk to consider VAR for any Specialization or program.

10.9 In the event this entire Agreement or VAR’s Specialization expires or terminates hereunder, neither party shall be liable to the other party for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with a party’s business or goodwill. The remedies set forth in this Agreement will be VAR’s sole and exclusive remedies for any claim against Autodesk under or related to this Agreement. Without prejudice to any other provision in this Agreement, VAR hereby waives and relinquishes any other rights or claims under franchise, dealership, agency, or other statutes or at common law that would or might arise out of Autodesk’s termination of this Agreement, Autodesk’s refusal to accept VAR’s order, Autodesk’s refusal to enter into a new Agreement, renew or extend the Term, or any other cause arising out of or in connection with this Agreement. Termination shall not, however, relieve either party of obligations incurred prior to the termination and still remaining to be fulfilled following such termination. Autodesk does not guarantee that VAR will achieve any minimum revenue as the result of having entered into this Agreement and Autodesk makes no such commitment.

10.10 Upon expiration or termination of this Agreement, in whole or in part:

10.10.1 All applicable rights, and permissions granted by Autodesk to VAR shall cease, and VAR shall immediately cease to exercise any such right, including, without limitation, any right to use or refer to Autodesk’s Trademarks, service marks, service names, trade names, copyrights, published acronyms or logos; and

10.10.2 VAR shall promptly discontinue use and return to Autodesk all Marketing Materials, applicable promotional and other materials or Documentation furnished by Autodesk, as well as all copies of Products and Documentation supplied by Autodesk to VAR for the purposes of demonstration or evaluation (including but not limited to any Evaluation Versions of Products, whether supplied as standalone Evaluation Versions of Products or via Subscriptions) and all Autodesk Confidential Information in its possession within ten (10) days of the date of expiration or termination. VAR shall not be entitled to any refund on any Evaluation Version Subscriptions which are unexpired at the date of termination; and

10.10.3 If VAR is in breach hereunder, then the due date of all outstanding Autodesk invoices for Products will automatically be accelerated so that they become due and payable no later than the effective date of termination, even if longer terms had been provided previously; and

10.10.4 Except as otherwise provided herein, all applicable orders or portions thereof remaining unshipped as of the effective date of termination shall automatically be cancelled.

10.11 Sections 2.2, 3.7, 4.1, 4.2 4.3, 5.1, 5.1.1, 5.4, 5.5, 6, 8, 9, 10, 11, Sections 5 and 7 of Exhibit 1, and Exhibit 1(A) of this Agreement shall survive expiration or termination of this Agreement.

11	GENERAL

11.1 VAR shall comply with all federal, state, provincial, county, and local laws, statutes, ordinances, and regulations that are related to privacy arid data protection, including, but not limited to those applicable to the collection, storage, transfer, sharing and/or other processing of End User Data, End User Records and any other personal data (if any) available to VAR under this Agreement. In addition, VAR shall only use such data in accordance with Autodesk’s current Privacy Policy available at www.autodesk.com and Autodesk’s written instructions. It shall be VAR’s responsibility when collecting information from End Users when the intention is to pass such information to Autodesk (e.g. customer satisfaction or customer support surveys), to obtain the consent of the End User (if the End User is an entity such consent must be obtained from an authorized representative of that entity) to the transfer of such information to Autodesk.

In using End User Data made available by Autodesk for the promotion, sale and support of the Product(s), VAR shall: (i) comply with all applicable marketing and telemarketing laws, including anti-spam laws; and (ii) place a limitation on marketing contact with End Users to no more frequently than one time per calendar month (unless otherwise authorized by Autodesk in writing).

11.2 The relationship of Autodesk and VAR established by this Agreement is that of independent contractors, and nothing in this Agreement, including any reference to VAR as a “Partner” shall be construed to:

11.2.1 create an agency, partnership, franchise, joint venture, sales representative, employment or any other type of legal association between Autodesk and VAR; or

11.2.2 give either party the power to direct and control the day-to-day activities of the other; or

11.2.3 constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking; or

11.2.4 allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever. Without prejudice to any other provision in this Agreement, to the extent that VAR is appointed to sell Products to any public sector customer, including but not limited to state, local or federal government End Users or Education End Users, VAR shall not accept any flow down or pass through provisions which impose any obligations or liability on Autodesk.

Except as expressly provided in Section 2.2.1 above, VAR shall in all dealings relating to Products make clear it is acting as a principal on its own account and not as an employee, agent or representative of Autodesk.

All financial obligations associated with VAR’s business are the sole responsibility of VAR. All sales and other agreements between VAR and its customers, suppliers, or between VAR and any distributor are VAR’s exclusive responsibility and shall in no way diminish VAR’s obligations under this Agreement.

11.3 Compliance with Laws and Audit.

11.3.1 VAR shall conduct its business through a corporation or other form of business organization recognized by the laws of the Territory, obtain and maintain at its own expense all permissions, consents and licenses necessary to enable VAR to distribute and support Products in accordance with this Agreement, comply with all laws and regulations applicable to the marketing, license and support of Products, and conduct its business in a manner that does not negatively affect the reputation, goodwill or prospects of Autodesk or its Products.

11.3.2 As between VAR and Autodesk, VAR is responsible for the collection and payment of all taxes, fees, and other charges, including all applicable VAR income and sales taxes, as well as penalties and interest in relation to VAR’s business.

11.3.3 VAR represents and agrees that it shall not take any action which would cause it to be in violation of the Foreign Corrupt Practices Act (“FCPA”), or any rules or regulations thereunder, all similar international laws, the U.K. Bribery Act, and Autodesk’s Partner Code of Conduct (collectively referred to as “anti-corruption laws”). VAR acknowledges and agrees that such action includes, but is not limited to, the use of any corporate funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity; making, attempting to make, offering, or authorizing any unlawful payment, thing of value, bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign or domestic government official, non-government partner or customer, for the purpose of influencing an act or decision (including a decision not to act) or inducing such a person to use his or her influence to affect any such governmental act or decision to obtain, retain, or direct any business. VAR’s failure to comply with anti-corruption laws and regulations shall be deemed a material breach of this Agreement, and VAR shall notify Autodesk immediately upon learning of any such failure to comply. VAR agrees to indemnify Autodesk, to the fullest extent permitted by law, from and against any fines, penalties, attorney’s fees, or other related costs that may arise as a result of VAR’s failure to comply with such laws and regulations, and this indemnity obligation shall survive termination, expiration or cancellation of this Agreement. VAR agrees to provide Autodesk with access to its books and records for the purpose of ensuring compliance with anti-corruption laws and agreements.

11.3.4 VAR acknowledges and agrees that any software, Documentation, or technical data (or direct products thereof) provided under this Agreement is subject to compliance with United States and other applicable export control and trade sanctions laws, rules and regulations (the “Export Control Laws”). Under the Export Control Laws, any software, Documentation, or technical data (or direct products thereof) provided under this Agreement may not be, directly or indirectly, downloaded or otherwise exported, re-exported, or transferred to restricted countries (including, Cuba, Iran, North Korea, Sudan, and Syria), to restricted end users, or for restricted end uses. VAR understands that the requirements and restrictions of the Export Control Laws as applicable to VAR may vary depending on the Autodesk Software, Documentation, and technical data (or direct products thereof) provided under this Agreement and may change over time. VAR’s failure to comply with the Export Control Laws shall be deemed a material breach of this Agreement, and VAR shall notify Autodesk immediately upon learning of any such failure to comply. VAR agrees to indemnify Autodesk, to the fullest extent permitted by law, from and against any fines, penalties, attorney’s fees, or other related costs that may arise as a result of VAR’s failure to comply with the Export Control Laws, and this indemnity obligation shall survive termination, expiration or cancellation of this Agreement.

11.3.5 VAR shall keep full, true, and accurate books and records, in accordance with generally accepted accounting principles, related to each transaction in which a Product is purchased and resold,, and exportation, as well as serial number records showing the name and address of each End User to whom VAR sold each Product. VAR shall ensure that each VAR End User invoice reflects the Product type and serial number for the relevant Product (s) delivered by VAR. VAR shall make all of these books and records available for audit by Autodesk upon fifteen (15) days prior written notice, during regular business hours, at those locations where VAR may maintain relevant books and records. VAR additionally acknowledges that from time to time Autodesk or its independent auditors may conduct additional specific audits with the purpose of monitoring and ensuring compliance by VARs with Autodesk’s policies and applicable laws. Said audits may include, without limitation, investigations in order to prevent the acquisition, use, promotion or resale of counterfeit and unauthorized product. When requested, VAR shall collaborate with Autodesk’s auditors and provide accurate and truthful information. VAR acknowledges and accepts that, in addition to the above audit rights, Autodesk may directly contact any End User at any time in order to verify and/or inform End Users about VAR’s compliance or non-compliance with this Agreement and Autodesk’s policies.

11.3.6 VAR shall not directly or indirectly lobby for Autodesk. This prohibition includes efforts to influence the formation, adoption or modification of legislation, rulemaking, executive orders, ratemaking or other government policies or programs. In addition, VAR shall not engage in any sales activities in Autodesk’s name which constitute procurement lobbying in the applicable Territory. If as an independent reseller of Autodesk Products to any government entity, VAR is required to register under applicable statutes including as an Autodesk lobbyist or equivalent, VAR shall not do so without the prior written consent of Autodesk.

11.4 Without limiting any other rights of Autodesk, VAR shall indemnify, hold harmless and defend Autodesk against any claim, demand, action, proceeding, investigation, and the resulting cost, loss, liability, or expense, including audit costs, court costs and reasonable fees for attorneys or other professionals, suffered or incurred by Autodesk, its directors, officers, employees, or agents or by a third party arising from (i) any warranty or representation made by VAR to an End User or any other third party in relation to the Products beyond those made by Autodesk in the applicable End User Agreement; (ii) any action brought by an employee, contractor or agent of VAR allegedly based or claiming an employment relationship with Autodesk; (iii) any failure by VAR to comply with any applicable law, statute, ordinance or regulation; (iv) any flow down or pass through obligation accepted by VAR on behalf of Autodesk in violation of this Agreement; and (v) any third party claim arising in connection with any alleged breach by VAR of any provision of this Agreement.

11.5 No failure or delay in exercising any right hereunder shall operate as a waiver of that right. A waiver of any breach of this Agreement must be in writing and shall not be a waiver of any other breach or of the provision breached.

11.6 In the case of any action by VAR which requires VAR to obtain the express written consent or permission from Autodesk prior to proceeding, that consent or permission must be issued by a duly authorized Autodesk employee.

11.7 This Agreement, its Exhibits and Partner Designation Chart (as updated from time to time by Autodesk), the Program Guide, the Partner Code of Conduct the Channel Partner Policies and Procedures, and all other documents which are specifically incorporated therein by reference, and all modifications thereto made pursuant to the terms of this Agreement, form an integral part of, and constitute the entire agreement and supersede all prior agreements or communications regarding the subject matter hereof. Business plans do not form part of this Agreement and are not binding upon Autodesk. If there is any conflict among the contractual parts of this Agreement, the conflict shall be resolved in accordance with the following order of precedence: 1) The Autodesk Value Added Reseller Agreement and the Partner Designation Chart; 2) The Exhibits to this Agreement; 3) The Program Guide; and 4) The Channel Partner Policies and Procedures, the Partner Code of Conduct and all other documents, terms and conditions incorporated by reference therein. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Autodesk and VAR shall be construed and enforced accordingly.

Except as specifically provided in Section 2.3, or otherwise in this Agreement, this Agreement may be amended only by written agreement signed by authorized representatives of both parties.

11.8 VAR acknowledges that Autodesk is relying upon VAR’s reputation, business standing, and goodwill under VAR’s present ownership in entering into this Agreement. Accordingly, VAR agrees that its rights and obligations under this Agreement may not be transferred or assigned and its duties may not be delegated directly or indirectly without the prior written consent of Autodesk in its sole and absolute discretion. VAR shall notify Autodesk promptly in writing of any change of ownership of VAR or of any sale of all or substantially all of VAR’s assets. VAR acknowledges that any change of ownership, sale of all or substantially all of VAR’s assets, or attempted assignment by VAR of this Agreement, or any part thereof, without Autodesk’s prior written consent is expressly prohibited, shall be null and void from the beginning and may result in immediate termination of this Agreement by Autodesk. Autodesk may assign or otherwise transfer its rights and obligations to successors-in-interest (whether by purchase of stock or assets, merger, operation of law, or otherwise) of that portion of its business related to the subject matter hereof. Subject to the restrictions set forth in this Section 11.8, all of the terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

11.9 Notices required under this Agreement shall be in writing, sent by registered post or delivered by hand to the addresses stated below or to such other addresses as may be notified in accordance with this section. In addition, a copy shall be sent to the Autodesk General Counsel. Notices under this Agreement which are served by Autodesk may be served by electronic postings on the Partner Portal (or any equivalent substituted therefor by Autodesk), by regular mail, by fax or by e-mail to VAR’s e-mail address on file with Autodesk. In particular, notices which apply to all VARs or to an entire category of VARs may be published, either by an electronic posting or by inclusion in a newsletter. VAR must ensure that during the Term of this Agreement an authorized representative of VAR remains on the mailing list for Channel News or any successor publication, and reviews such communications, as well as the Partner Portal on a regular basis. Notices shall be effective when sent, published or when posted if by electronic posting. VAR’s fax number and email address for receiving notices hereunder are as set out above (or such other fax number or email address as VAR notifies Autodesk in accordance with the provisions of this Section).

11.10 Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the substantive laws in force in the State of California and the United States of America. In addition VAR consents to the exclusive jurisdiction and venue in the Courts sitting in the Superior Court of the State of California, County of Marin or County of Santa Clara, and the United States District Court for the Northern District of California in San Francisco. VAR waives all defenses of lack of personal jurisdiction and forum non conveniens. This choice of jurisdiction and venue does not prevent either party from seeking injunctive relief for a violation of intellectual property rights, confidentiality obligations or enforcement of recognition of any award or order in any appropriate jurisdiction.

VAR expressly consents to service of process being effected upon it by registered mail sent to the address set forth above. The rights and obligations of the parties under this Agreement shall not be governed by the UN Convention on contracts for the International Sale of Goods and this Agreement shall not be governed by the conflict of laws rules of any jurisdiction.

11.11 The parties hereto confirm that it is their wish that this Agreement, as well as other documents relating hereto, including notices hereunder, have been and shall be written in the English language only.

11.12 Les parties ci dessus confirment leur désir que cet accord ainsi que tous les documents, y compris tous avis qui s’y rattachent, soient rédigés en langue anglaise.

11.13 This Agreement may be executed in two or more counterparts (including by facsimile or electronic scan), each of which will be considered an original but all of which together will constitute one agreement.

S.CONTEXHIBIT 1

DIRECT VAR TERMS AND CONDITIONS

VAR agrees to comply with these terms and conditions as set forth below.

I. Additional Requirements. In addition to any other Requirements applicable to VAR pursuant to the Agreement, VAR shall meet Autodesk’s credit standards and the following additional Requirements:

Minimum Purchase Requirement
U.S. VAR: Web Self Service orders only. Purchase minimum requirement of
US$1.5M per rolling four quarters
Canada VAR: Subscription self- service orders only, no minimum order value.
Media and Entertainment Only VAR: Web Self Service orders only. Purchase minimum of US$400,000 per rolling four quarters per any M&E Specialization
Education Specialized Only VAR: Web Self Service only. Purchase minimum of
US $300,000 per rolling four quarters.

Authorization	Maintain at least one Specialization

Accounts	Must be current on all financial status and payment obligations to Autodesk including credit limit, and continuously maintain good credit standing as solely determined by Autodesk.
Receivable

II. Direct Terms and Conditions. Orders for Products submitted by VAR to Autodesk shall be subject to the direct terms and conditions in this Exhibit 1. Nothing contained in any order document submitted by VAR shall modify the Agreement or these direct terms and conditions, or add any additional terms or conditions. In the event of conflict between these direct terms and conditions and any order document submitted by VAR, these direct terms and condition shall prevail.

1 Prices. The prices to VAR for each of the Products are contained in the applicable price list on the Partner Portal. Autodesk may change currency, prices (including but not limited to prices on the Autodesk Issued Territory suggested retail price List) and/or discounts and other applicable price related incentives and benefits on thirty (30) days written notice. Price increases shall not affect unfulfilled orders accepted by Autodesk prior to the effective date of the price increase. Price decreases shall apply to pending orders accepted by Autodesk (where there has been no shipment) prior to the effective date of the decrease.

2 Order and Acceptance.

2.1 Orders for Products shall be submitted to Autodesk by VAR in writing and in accordance with the Channel Partner Policies and Procedures. Subject to Section 2.5 below and the ordering guidelines, VAR’s purchase orders shall be deemed accepted unless VAR is notified of their rejection. Notwithstanding the foregoing, Autodesk may elect to defer acceptance of any order received following the end of the applicable Autodesk Fiscal Quarter order cut-off date, until the following Autodesk Fiscal Quarter by providing VAR written notice of such order deferral.

2.2 Notwithstanding the foregoing, Autodesk may reject orders for any reason including but not limited to the following (i) VAR’s failure to meet the requirements of the Channel Partner Policies and Procedures, (ii) VAR exceeds recommended maximum stock limits, if any (iii) VAR has not paid amounts due to Autodesk, or (iv) VAR exceeds its credit limit (if any). Autodesk shall use its reasonable efforts to notify VAR of the rejection of an order within seven (7) business days of Autodesk’s receipt thereof. No partial shipment of an order shall constitute the acceptance of the entire order.

2.3 Autodesk reserves the right to accept orders containing price and discount variances deemed immaterial by Autodesk at its sole discretion. Autodesk reserves the right to reject any order or to cancel any unshipped order previously accepted if Autodesk determines that VAR is in breach of this Agreement. For the avoidance of doubt, written orders accepted and confirmed by Autodesk reflecting special price concessions, promotions or discounts to VAR shall be deemed to be part of the Agreement.

2.4 Autodesk shall use its reasonable efforts to deliver Products at the times specified in the Channel Partner Policies and Procedures.

2.5 Electronic Orders and Invoicing.

2.5.1 Where such a facility is made available by Autodesk in writing, VAR may place orders for Products electronically in accordance with the Channel Partner Policies and Procedures. Electronic confirmation of order receipt by Autodesk shall not constitute acceptance by Autodesk of the order, which may be rejected (or acceptance deferred) in accordance with Sections 2.1, 2.2, and 2.3 above.

2.5.2 Each Party may, at its discretion, print and store electronic orders received from VAR, or electronic invoices sent by Autodesk to VAR, in the same manner that it stores written orders or invoices. The parties agree that in the event of a dispute over an order or an invoice, Autodesk’s electronic order and invoice records shall be admissible before the relevant court and shall constitute evidence of the facts contained therein.

2.5.3 VAR recognizes that any electronic orders submitted to Autodesk are submitted at VAR’s sole risk and VAR waives any right to contest the validity of electronic orders submitted to Autodesk.

3 Shipping.

3.1 In fulfilling orders for Physical Products hereunder, Autodesk shall ship Physical Products to fulfill orders FCA Autodesk manufacturing facilities in Weaverville, NC (or other location as designated by Autodesk) (Incoterms 2010). Autodesk’s fulfillment obligation for the specific Physical Products which are the subject of a particular order shall be complete, and title and risk of loss with respect to those Physical Products shall pass to VAR, on delivery to the Carrier of those specific Physical Products which are the subject of that order. In the case of Physical fulfillments pursuant to Subscriptions and/or Autodesk Services which are shipped to VAR for delivery to End-Users in accordance with the Channel Partner Practices and Procedures, such fulfillments shall be shipped to VAR FCA (Incoterms 2010). In all cases, Autodesk shall designate the carrier. Autodesk reserves the right to charge VAR reasonable fees for shipment costs when paid by Autodesk, and to change the aforementioned Incoterms at any time on thirty (30) days’ notice in writing to VAR.

3.2 In fulfilling orders for Physical Products made available to VAR pursuant to the M&E — Creative Finishing Authorization (“Creative Finishing Products”), Autodesk will ship and fulfill those orders as follows:

3.2.1 Autodesk shall ship Creative Finishing Products to fulfill orders CPT (Incoterms 2010) Montreal, Canada. VAR shall be responsible for all costs of importing those Creative Finishing Products into the Territory, including customs duties and taxes. Autodesk’s fulfillment obligation for the specific Creative Finishing Products which are the subject of a particular order shall be complete, and title and risk of loss with respect to those Creative Finishing Products shall pass to VAR on delivery to the carrier of those specific Creative Finishing Products which are the subject of that order. In the case of Physical fulfillments pursuant to Subscriptions for Creative Finishing Products and/or Autodesk Services related to Creative Finishing Products which are shipped to VAR for delivery to End-Users in accordance with the Channel Partner Practices and Procedures, such fulfillments shall be shipped to VAR CPT (Incoterms 2010) Montreal, Canada. In all cases, Autodesk shall designate the carrier. Autodesk reserves the right to charge VAR reasonable fees for import and/or shipment costs when paid by Autodesk, and to change the aforementioned Incoterms at any time on thirty (30) days’ notice in writing to VAR.

3.3 In fulfilling an order for Electronic Products, Autodesk shall make Electronic Products available for electronic download, and shall deliver valid corresponding serial numbers for those Electronic Products, directly to the End-User whose details have been provided by VAR to Autodesk with that order. Autodesk’s delivery obligation shall be complete, and risk of loss with respect to those Electronic Products shall pass to the VAR, at the time that Autodesk makes those Electronic Products available to the End-User for download and emails valid corresponding serial numbers for those Electronic Products to the End-User email address provided by VAR to Autodesk with that order for those Electronic Products.

3.4 In fulfilling an order for Subscriptions and/or Web Based Services hereunder, Autodesk shall make those Subscriptions and/or Web Based Services available directly to the End-User email address provided by VAR to Autodesk with that order for those Subscriptions and/or Web Based Services.

4 Credit Limit. A credit limit (if any), may be set by Autodesk at its sole discretion, and Autodesk reserves the right to require full or partial payment in advance of Product shipment or delivery. VAR shall provide Autodesk such financial information as Autodesk deems necessary to determine VAR’s creditworthiness. Autodesk may increase or decrease such credit limit from time to time as it deems appropriate. The total amount owed by VAR to Autodesk at any time shall not exceed VAR’s credit limit (if any) set by Autodesk, and orders to Autodesk above the credit limit shall be paid in cash in advance of delivery or by other means of secured payment chosen by Autodesk.

5 Payment. Autodesk reserves the right not to issue a permanent license for any Autodesk Software to VAR and/or End Users until receipt of payment in full. Autodesk may, in its sole discretion, choose either option below

Option 1 — Credit

Autodesk shall submit an Invoice to VAR for each shipment of Products ordered by VAR and as set forth below. Upon approval of VAR’s credit limit by Autodesk, payment terms shall be the number of days from the date of the invoice specified on the Partner Designation Chart. Any invoiced amount not received within the said period may be subject to a service charge of one and one-half percent (1.5%) per month (or, if less, the maximum allowable by applicable law). Notwithstanding the foregoing, if any payment is not received by Autodesk when due, Autodesk may, without prejudice to any other remedies at law, equity or under this Agreement: (i) offset the receivables against any amounts that may be due or become due to VAR from Autodesk, (ii) require that all future orders be fully paid in advance of shipment, (iii) revoke or suspend VAR’s credit terms, (iv) suspend Autodesk’s obligations under this Agreement, (v) require further assurances from VAR that such invoiced amounts shall be paid, (vi) require VAR to purchase all Products through distribution and/or (vii) terminate the Agreement. VAR shall pay all of Autodesk’s costs and expenses (including attorney’s fees) to enforce and preserve Autodesk’s rights under this Section 5. VAR’s payment obligations hereunder shall survive the termination or expiration of this Agreement and this Exhibit 1.

In the event that Autodesk has extended a line of credit to VAR and that VAR exceeds its credit limit, VAR hereby authorizes Autodesk to transact directly with the End User at VAR’s originally quoted prices. For any such purchase order secured by Autodesk, Autodesk agrees to pay VAR an amount equal to the VAR discounts applicable to the sales transaction, and reserves the right to apply any such amount against the outstanding balance of VAR’s line of credit.

Option 2 — NO CREDIT

Payment of any Products ordered shall be on the basis of pre-payment and shall be made in United States dollars. Autodesk shall not be bound to deliver any Products pursuant to any purchase order until payment of the Products in full has been made. Payment shall be made upon demand in writing by Autodesk and shall be, at Autodesk’s option, either by way of (i) the electronic transfer of funds into such account as Autodesk may notify in writing to VAR or (ii) the issuance of an irrevocable letter of credit at sight confirmed by a bank in the Territory. Without limiting any of Autodesk’s rights or remedies under the law or this Agreement, failure of VAR to make payment in full upon demand shall entitle Autodesk to (a) reject any order or cancel any order previously accepted, or (b) to withhold shipment of the Products to VAR until such payment has been received in full by Autodesk. Notwithstanding prepayment by VAR, Autodesk reserves the right to subsequently invoice VAR for any additional expenses incurred by Autodesk but to be borne by VAR respecting any given shipment of the Products including but not limited to any freight, taxes, insurance or other applicable costs. The invoiced amount shall be due and payable in the number of days from the date of the invoice which is specified on the Partner Designation Chart for payments under Option 1. Any amount which is due from VAR and not paid in full within the applicable time period shall be subject to a service charge of one and one-half percent (1.5%) per month (or, if less, the maximum allowable by applicable law). VAR shall pay all of Autodesk’s costs and expenses (including attorney’s fees) to enforce and preserve Autodesk’s rights under this Section 5.

6 Security Interest. As security for VAR’s payment of all monetary obligations to Autodesk, VAR hereby grants to Autodesk a security interest in all of VAR’s inventory, goods, chattel paper, and general intangibles purchased from Autodesk (“VAR’s Inventory”), all of VAR’s accounts receivable and other accounts evidencing any obligation to VAR for payment for Product(s) or VAR’s Inventory sold, and all proceeds of any character, whether cash or non-cash, arising from the disposition of Product(s) or VAR’s inventory and accounts. VAR agrees to execute all documents necessary to perfect Autodesk’s security interest described herein upon request by Autodesk, including but not limited to, Exhibit 1A attached hereto.

7 Taxes.

7.1 General. VAR shall be solely responsible for all taxes of any nature arising upon or from (a) the sale or delivery of Products to VAR, or (b) payment to Autodesk hereunder. Without limiting the foregoing, VAR also shall be solely responsible for all taxes of any nature arising upon or from events subsequent to, or commercially downstream from, such sale, delivery, or payment to Autodesk, including the resale or further distribution of Products by VAR or by VAR’s customers (including by internal deployment).

7.2 No deduction or withholding. All payments by VAR to Autodesk hereunder shall be made free and clear without deduction for any and all present and future taxes imposed by any taxing authority; provided however that in the event that VAR is prohibited by law from making such payments unless VAR deducts or withholds taxes therefrom and remits such taxes to the local taxing jurisdiction, then VAR shall timely withhold and remit all such taxes. In such case, VAR shall pay to Autodesk the remaining net amount after taxes have been withheld. Further, VAR shall promptly furnish Autodesk with a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made under this Agreement, including taxes on any additional amounts paid.

7.3 No deduction or withholding. Taxes to be Collected by Autodesk. In cases other than taxes referred to in Sections 7.1 and 7.2 above, including but not limited to sales and use taxes, stamp taxes, value added taxes, property taxes and other taxes and duties imposed by any taxing authority on or with respect to this Agreement, the cost of such taxes or duties shall be collected by Autodesk as required by law, and borne by VAR.

7.4 Customs and Import Requirements. VAR shall be solely responsible, as required by law, for compliance with all associated costs and procedures, including customs and import requirements, and for paying all customs duties, import value added taxes, and other governmental fees and taxes that apply to the importation into VAR’s country of such licenses, subscriptions and services, any accompanying documentation, as well as any loading, downloading, transportation and mobilization costs.

7.5 Income Taxes, Capital Taxes, Taxes on Gross Receipts. Each party is responsible for its own taxes imposed upon net income, capital or gross receipts.

7.6 Shipping Terms. See Sections 3.1 and 3.2 for
Incoterms.

8 Survival. This “Taxes” section 7 of Exhibit 1 shall survive expiration or termination of this Agreement.

EXHIBIT 1A

SECURITY AGREEMENT

This Security Agreement (“Agreement”) is made as of February 1, 2013 (“Effective Date”), by “VAR” (named below) in favor of Autodesk, Inc., a Delaware corporation (“Autodesk”)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, VAR, intending to be bound hereby, agrees as follows:

1. Definitions / Construction. “VAR Agreement” means the Autodesk Value Added Reseller Agreement of even date between Autodesk and VAR executed and delivered by VAR contemporaneously herewith, any other reseller agreement between VAR and Autodesk, and any later VAR Agreement or other reseller agreement between Autodesk and VAR. This Agreement is intended by the Parties to be read consistently with, and complementary to, the VAR Agreement. The initially capitalized terms used in this Agreement shall have the meanings defined in the VAR Agreement unless defined herein. Terms defined in the California Uniform Commercial Code not otherwise defined in this Agreement or the VAR Agreement are used in this Agreement as defined in the California Uniform Commercial Code, as amended from time to time.

2. Security Interest. As security for VAR’s payment of all monetary obligations to Autodesk, VAR hereby grants to Autodesk a security interest in all of VAR’s inventory, goods, chattel paper, and general intangibles purchased from Autodesk (“VAR’s Inventory"), all of VAR’s accounts receivable and other accounts evidencing any obligation to VAR for payment for Product(s) or VAR’s Inventory sold, and all proceeds of any character, whether cash or non-cash, arising from the disposition of Product(s) or VAR’s Inventory and accounts. VAR agrees to execute all documents necessary to perfect Autodesk’s security interest described herein upon request by Autodesk.

3. Amendments Choice of Law. No purported amendment or modification of this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless contained in a writing executed by VAR and Autodesk. This Agreement shall be construed in accordance with the laws of the State of California, excluding rules regarding conflicts of law. VAR hereby submits to the exclusive personal jurisdiction of and venue in the Superior Court of the State of California, County of Marin, and the United States District Court for the Northern District of California in San Francisco.

4. Survival. This Agreement shall survive the expiration or termination of the VAR Agreement for so long as there are sums outstanding, due or payable to Autodesk.

IN WITNESS WHEREOF, VAR has executed or caused this Agreement to be executed by its authorized representative, and agrees to be bound by its terms, as of the Effective Date.

“VAR”

Company:

Signature

Printed Name

Title

Date